EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION

225 WEST WACKER DRIVE, SUITE 1800

CHICAGO, IL 60606-1229

FOR IMMEDIATE RELEASE	CONTACT:	Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

IMPROVED FIRST QUARTER RESULTS

CHICAGO, May 11 — Continental Materials Corporation (AMEX; CUO) today reported a net loss of $363,000 or 21 cents per diluted share for its first quarter ending April 3, 2004 compared with a net loss of $1,396,000 or 78 cents per diluted share for the same period in 2003.

Sales improved $3,566,000 to $27,247,000, or 15 percent.  The increase in sales was experienced by both the construction materials and heating and air conditioning segments.  Milder weather during March 2004 compared to 2003 lead to the increase in sales volume of the construction materials segment.  Offsetting this favorable factor was the persistent reduction in construction activity along the Front Range in Colorado.  The ensuing lower demand for concrete continues to erode prices of ready mix concrete, especially in the Denver metropolitan area.  Sales of the heating and air conditioning segment also increased.  Evaporative cooler sales increased reflecting hot weather, notably in March, and some new wholesale accounts.  Furnace volume improved, aided by wet cool weather in Southern California during January and February.  Fan coil sales improved although the sales level continues to reflect the nationwide slump in hotel construction.

The decreased loss was primarily attributable to the increased sales volume as well as some lower operating costs, particularly maintenance and increased labor efficiency.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 3, 2004 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended
	April 3, 2004	March 29, 2003

Sales	$27,247,000	$23,681,000

Operating loss	(416,000)	(2,136,000)

Interest	(156,000)	(161,000)
Other income	5,000	46,000

Loss before income taxes	(567,000)	(2,251,000)

Benefit from income taxes	(204,000)	(855,000)

Net loss	$(363,000)	$(1,396,000)

Basic loss per share	$(0.21)	$(0.78)
Average shares outstanding	1,714,000	1,781,000

Diluted loss per share	$(0.21)	$(0.78)
Average shares outstanding	1,714,000	1,781,000